UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. _____)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

TEMPUR SEALY INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Tempur Sealy International, Inc.
1000 Tempur Way
Lexington, KY 40511

TEMPUR SEALY INTERNATIONAL, INC.
Notice of 2021 Annual Meeting of Stockholders

Supplemental Frequently Asked Questions Regarding the Annual Meeting

Q. How can I attend and participate in the virtual 2021 Annual Meeting of Stockholders (“Annual Meeting”)?

A.Stockholders are encouraged to vote and submit proxies in advance of the Annual Meeting by internet or phone. All stockholders are entitled to attend the virtual Annual Meeting; however, you are entitled to vote, view the list of stockholders of record and submit questions at the Annual Meeting only if you were a stockholder of record of Tempur Sealy International, Inc. (the “Company”) at the close of business on the record date, or if you were a beneficial owner as of the record date. The record date was March 11, 2021.

If you plan to attend the virtual meeting, you will need to visit www.virtualshareholdermeeting.com/TPX2021. You will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. We encourage stockholders to log into the website and access the webcast early, beginning approximately 15 minutes before the Annual Meeting’s 8:30 a.m. Eastern Time start time.

Q. Will I be able to ask questions in the virtual Annual Meeting?

A.As stated above, stockholders of record and proxy holders who provide their valid 16-digit control number will be able to participate in the Annual Meeting, which includes asking questions.

To submit questions during the Annual Meeting, stockholders may log into the virtual meeting website with their 16-digit control number, click the “Q&A” button, followed by typing the question into the text box, and clicking the Send icon. You will be able to view your submitted questions.

Only stockholders with a valid 16-digit control number will be allowed to ask questions. Questions pertinent to Annual Meeting matters will be answered during the meeting as time allows. If we receive substantially similar written questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional question topics. If we are unable to respond to a stockholder’s properly submitted question due to time constraints, we will respond directly to that stockholder using the contact information provided.

Additional information regarding the rules and procedures for participating in the virtual Annual Meeting will be provided in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website.

Q. May I ask questions before or after the Annual Meeting?

A.Yes. If you have any questions, please email the Company at investor.relations@tempursealy.com. If you provide a valid 16-digit control number and your question is provided in advance of the Annual Meeting and is an appropriate Annual Meeting matter, then we will answer your question during the Q&A session of the Annual Meeting. Otherwise, an appropriate Company representative will respond following the Annual Meeting.

Q. What if I have technical difficulties or trouble accessing the virtual Annual Meeting?

A.If you encounter technical difficulties accessing or during the virtual Annual Meeting, Technical Support Numbers will be available on the registration page.